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                                                                    EXHIBIT 10.2

                          INTERSTATE BRANDS CORPORATION

                  1993 NON-QUALIFIED DEFERRED COMPENSATION PLAN


                                    ARTICLE I

                                     PURPOSE

         The purpose of the Interstate Brands Corporation 1993 Non-Qualified Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds at retirement or death for a select group of management or highly compensated employees (and their beneficiaries) of Interstate Brands Corporation and its subsidiaries. It is intended that the Plan will provide such employees with a means to supplement their standard of living at retirement.

                                   ARTICLE II

                                   DEFINITIONS

         For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

         2.1 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VI, to receive any benefits payable under the Plan. Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee and shall become effective only when received in writing by the Committee.

         2.2 Board. "Board" means the Board of Directors of Interstate Brands Corporation.

         2.3 Committee. "Committee" means the Deferred Compensation Committee appointed by the Board.

         2.4 Company. "Company" means Interstate Brands Corporation and its subsidiaries.

         2.5 Compensation. "Compensation" or "Total Compensation" means the Base Salary and Incentive Compensation payable to a Participant during a Plan Year.

                  (a) Base Salary. "Base Salary" means all regular remuneration for services, other than such items as Incentive Compensation, payable by the Company to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Company, including but not limited to the Company's 401(k) qualified retirement plan. The Committee shall determine whether a particular item of income constitutes Base Salary if a question arises.

                  (b) Incentive Compensation. "Incentive Compensation" means any bonus earned by a Participant with respect to services rendered in a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any


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                           other Plan of the Company, including but not limited
                           to the Company's 401(k) qualified retirement plan. The Committee shall determine whether a particular item of income constitutes Incentive Compensation if a question arises.

         2.6 Date of Termination. "Date of Termination" means, as applicable, the date of a Participant's death or the date the Participant terminates employment.

         2.7 Declared Rate. "Declared Rate" means the interest rate, recomputed as of the last business day of every third month throughout the Plan Year, on three year Treasury Notes as reported on that date in the Midwest Edition of The Wall Street Journal. Such Declared Rate, once established, shall be used for all interest determinations during the immediately following three month period.

         2.8 Deferred Benefit Account. "Deferred Benefit Account" means the separate bookkeeping notation maintained by the Company for each Participant, in accordance with Article V herein, with respect to any deferral of Compensation pursuant to this Plan.

         2.9 Participant. "Participant" means any eligible individual who has elected to make one or more deferrals under this Plan.

         2.10 Participation Agreement. "Participation Agreement" means the agreement filed by a Participant that indicates the Participant's irrevocable election to defer Compensation, as such deferral is designated in the Participation Agreement pursuant to paragraph 4.3 herein. A form of such Participation Agreement is attached hereto.

         2.11 Plan Year. "Plan Year" means the calendar year.

         2.12 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant at the time of the Participant's death or a determination of Participant's incompetency.

                                   ARTICLE III

                                 ADMINISTRATION

         3.1 Deferred Compensation Committee; Duties. This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee shall also have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretation of this Plan, as may arise in connection with the Plan.

         3.2 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan, including but not limited to eligibility hereunder and benefits payable from the Company, and the rules and regulations promulgated hereunder shall, subject to the procedures set forth in paragraph 3.3 below, subject to the procedures set forth in paragraph 3.3



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below, if applicable, be final, conclusive and binding on the Participant and all persons claiming by, through or under the Participant.

         3.3 Denial of Claims and Benefits. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial by the Committee in writing, within 90 days after receipt of the claim by the Plan. If an extension is required, a written notice of the extension shall be furnished before the expiration of the initial 90-day period. The extension shall not exceed 90 days. Notice of a denial shall be provided by registered or certified mail, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure. The claimant also shall be advised that he or his duly authorized representative may request a review by the Committee of the decision denying the claim by filing with the Committee within 65 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents, and submit issues and comments in writing within the same 65-day period. If such request is so filed, such review shall be made by the Committee within 60 days after receipt of such request; and the claimant shall be given written notice of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If special circumstance require an extension of the 60-day period, it may be extended for an additional period not to exceed 60 days.

         3.4 Indemnity for Liability. The Company shall indemnify the Committee against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Committee and against any liability, including any amounts paid in settlement with such Committee's approval, arising from the Committee's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of the Committee.

         3.5 Prior Plans. Upon the effectiveness of the Plan, no further deferrals shall be made under the Interstate Bakeries Corporation Deferred Compensation Plan or the Interstate Bakeries Corporation Executive Deferred Compensation Plan. Any prior deferrals, if any, which were to occur pursuant to the Participation Agreement entered into between a Participant and the Company shall, if such deferrals have not been terminated in accordance with paragraph
9.2 of such Plans, be governed by the terms and conditions of this Plan.

                                   ARTICLE IV

                    ELIGIBILITY, PARTICIPATION AND DEFERRALS

         4.1 Eligibility. Persons eligible to participate in this Plan shall be limited to those select members of management or highly compensated employees selected by the Company.


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         4.2 Participation.

                  (a) Election to Participate. An eligible individual who is selected by the Company may elect to participate in the Plan by filing a valid Participation Agreement with the Committee prior to December 15th immediately preceding the Plan Year in which the participation under the agreement will commence. The election to defer shall be effective on the first day of the Plan Year following receipt by the Committee of a properly completed and executed Participation Agreement.

                  (b) Length of Participation. A Participation Agreement shall apply to the Participant's Compensation payable with respect to a deferral period of one Plan Year, and thereafter to each subsequent deferral period of one Plan Year until (i) the Participant's termination of employment or (ii) the election to defer is suspended or modified in accordance with subparagraph 4.2(c).

                  (c) Suspension or Modification. A Participant's election to defer Compensation shall be irrevocable upon the filing of the respective Participation Agreement; provided, however, that a Participant may change the amount of, or discontinue, a prior deferral election by filing a new Participation Agreement with the Committee prior to December 15 of any Plan Year. The agreement so filed shall state the new amount that the Participant elects to have deferred or the desire to discontinue deferrals, as the case may be.

                           The new Participation Agreement shall be effective only as to Compensation paid in Plan Years beginning after the last day of the Plan Year in which the respective Participation Agreement is filed with the Committee. The form of benefit payment and the date benefits are to commence from prior deferrals may not be changed. A new Participation Agreement filed hereunder is subject to all of the provisions and requirements set forth in this Article IV.

         4.3 Deferral Election. A Participant's Participation Agreement shall state the percentage of Compensation to be deferred in each Plan Year, the length of the deferral, and the form of payout to be made, as follows:

                  (a) Amount Which May be Deferred. Each Participant may elect to defer between 5% and 25% of Base Salary (subject to a minimum deferral of $2,000) and/or up to 100% of Incentive Compensation.

                  (b) Length of Deferral. Compensation deferred hereunder shall remain deferred until the first to occur of the Participant's death or termination of employment for any reason.

                  (c) Form of Payment. At the time of filing a Participation Agreement, a Participant shall designate the form of payout to be received following the


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                           Participant's Date of Termination. Participant shall
                           have the choice of receiving payment in the form of:

                           (1)      A lump sum payment.

                           (2) A monthly payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal monthly payments of principal and interest over a period from 2 to 60 months. For purposes of determining the amount of the monthly payment, the rate of interest shall be the average of the Declared Rate for the lesser of (i) the last five (5) Plan Years preceding the initial monthly installment payment, or (ii) the actual number of Plan Years of participation by the Participant.

                                    In the absence of a Participant's election under this subparagraph, benefits shall be paid in the form specified in (1) above. Commencement of payments hereunder shall begin within 60 days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Company. All payments shall be made as of the first day of the month.

                                   ARTICLE V

                               INDIVIDUAL ACCOUNTS

         5.1 Participant's Accounts. The Company shall establish and maintain an individual Deferred Benefit Account for deferrals made by each Participant hereunder. Each Deferred Benefit Account shall be credited to reflect a Participant's deferrals at the time such amounts otherwise would have been paid to the participant had such amounts not been deferred.

         5.2 Earnings on Deferred Amounts. In the event one or more deferrals are made by a Participant hereunder, the Participant's Deferred Benefit Account shall earn interest until the balance is paid out in full. Interest shall be based on the Declared Rate as defined in paragraph 2.7. Interest shall be credited at the end of each month on the mean average of the balances of the Deferred Benefit Account for such month, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted during such month.

         5.3 Charges Against Accounts. There shall be charged against each Participant's Deferred Benefit Account the amount of any payment made to the Participant or the Participant's Beneficiaries.

         5.4 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in the Participant's Deferred Benefit Account.

         5.5 Effect on Other Plans. To the extent a Participant's deferral under this Plan causes a reduction in the Company's contribution for the Participant under the Company's



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Retirement Income Plan, the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit Account.

The Company shall compute life insurance and disability benefits payable under any Company plan based on Compensation without reduction for amounts deferred under this Plan. The Company shall not make supplemental payments for any reduction in benefits under any other Company plan.

                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

         6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, entity, or persons or entities as Beneficiary or Beneficiaries (both primary as wells as contingent) to whom payment under this Plan shall be made in the event of Participant's death prior to complete distribution of the benefits due to the Participant under the Plan.

         6.2 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary designations previously filed.

         6.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:

                  (a)      The surviving Spouse;

                  (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

                  (c) The Participant's personal representative (executor or administrator).

         6.4 Effect of Payment. The payment to the deemed Beneficiary shall completely discharge the Company's obligations under this plan.

                                  ARTICLE VII

                        AMENDMENT AND TERMINATION OF PLAN

         7.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment. In the event the Plan is amended, the Participant Agreement shall be subject to the provisions of such amendment as if set forth in full therein, without further action or amendment to the Participant Agreement. The parties shall be



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bound by, and have the benefit of, each and every provisions of the Plan, as amendment from time to time.

         7.2 Company's Right to Termination. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time. Upon any such termination, all Participants under the Plan shall be paid the balance in their Deferred Benefit Accounts in a lump sum or over such period of time as determined by the Company, but such payments shall not commence later than under subparagraph 3.4(c).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company ("Policies"). Such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets and Policies shall be, and remain, the general, unpledged and unrestricted assets of the Company with respect to this Plan. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

         8.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         8.3 Not a Contract of Employer. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to vie a Participant the right to be retained in the service of the Company or to interface with the right of the Company to discipline or discharge Participant at any time.

         8.4 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Company may deem necessary, and by taking such other action as may be requested by the Company.



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         8.5 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Missouri.

         8.6 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

         8.7 Effective Date. This Plan shall become effective as of January 1, 1993.

         8.8 Incompetent. In the event that it shall be found upon evidence satisfactory to the Committee that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company, to the Spouse or other person deemed by the Committee to have incurred expense for such Participant or Beneficiary. Any such payment shall be a payment for the account of the Participant or Beneficiary and shall be a complete discharge of any liability of the Company therefor.

         8.9 Withholding of Taxes. The Company shall have the right to remit to the Company an amount sufficient to satisfy Federal, state and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

         ADOPTED pursuant to resolution of the Board of Directors this 11th day of August, 1992.

                                          INTERSTATE BRANDS CORPORATION



                                          By:     /s/ Charles A. Sullivan
                                             -----------------------------------
                                                        President

                                          By:     /s/ Ray Sandy Sutton
                                             -----------------------------------
                                                        Secretary



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